Exhibit 99.1

News Release

Don Stebbins Steps Down as Chairman of the Board and CEO of Visteon;

Timothy D. Leuliette Named Interim Board Chairman and Interim CEO

Board also appoints Francis M. Scricco and David L. Treadwell as new directors

VAN BUREN TOWNSHIP, Mich., Aug. 13, 2012 – Visteon Corporation (NYSE: VC) today announced that Don Stebbins stepped down as chairman, chief executive officer and president of the company on Friday, Aug. 10.

The Visteon board has appointed current director Timothy D. Leuliette interim chairman of the board and interim CEO and president. The board of directors will begin a search to identify candidates for the CEO and president position.

Speaking on behalf of the board of directors, Lead Independent Director Kevin Dowd said, “Don led Visteon through a significant transformation during a challenging time for the automotive industry and the company. Under his leadership, Visteon successfully completed a major global restructuring initiative. Thanks to Don’s leadership, Visteon today has a competitive financial, technological and geographic profile, as evidenced by customers awarding the company nearly $1.1 billion in new business in 2011.”

Dowd continued, “We are fortunate to have someone of Tim’s caliber and experience to step in and lead Visteon on an interim basis. His experiences as a leader in the automotive industry, along with his Wall Street experience, give him a unique perspective on the global opportunities and challenges in this sector. This will be an orderly transition with Tim at the helm. Visteon will remain sharply focused on creating value for our shareholders, while continuing to provide customers with the high-quality products and services they have come to expect.”

Leuliette has a strong background in the automotive industry and extensive experience and relationships in Asia. He has served as CEO or chief operating officer of major international auto suppliers. Until 2010, he served as president and chief executive officer of automotive supplier DURA Automotive, leading that company to a successful recapitalization and sale after its emergence from restructuring. Prior to DURA, he served as co-chairman and co-CEO of Asahi Tec Corp., a Japanese publicly traded manufacturer of automotive parts, after the company acquired Metaldyne Corp., a company he co-founded and where he served as chairman, CEO and president. He previously served as president and chief operating officer of Penske Corp., and he is a past chairman of the board of the Detroit Branch of The Federal Reserve Bank of Chicago.

Leuliette has been a director of Visteon since 2010. Prior to this appointment, he served as chair of the organization and compensation committee, and was a member of both the audit committee and the finance and corporate strategy committee. He holds an MBA with distinction as well as a degree in mechanical engineering with distinction from the University of Michigan.

Stebbins joined Visteon in May 2005 as president and chief operating officer, and was named CEO in June 2008. He had served as chairman since Dec. 1, 2008.

Two New Directors Appointed

Visteon also announced the appointments of Francis M. Scricco and David L. Treadwell to the board of directors, increasing the board’s membership from seven to eight.

Scricco spent 27 years in senior leadership positions in six different industries. He was senior vice president, manufacturing, logistics and procurement, for Avaya, Inc., a global business communications provider, from February 2007 until his retirement in October 2008. Prior to that, he was Avaya’s senior vice president, global services, a position he held since March 2004. He is the former president and CEO of Arrow Electronics and before that served as president of Fisher Products Group. Scricco’s first operating role was as a general manager for General Electric Co. He began his career with The Boston Consulting Group. He currently serves on the board of Masonite, Inc.; Sleep Innovations, Inc.; Sirva, Inc.; and Tembec, Inc.

Treadwell is chairman of C&D Technologies, Inc., a producer and marketer of electrical power storage and conversion products, a position he has held since April 2012. He has been a director of C&D since December 2010 and chairman of its board since January 2011. Prior to that, he was president and CEO of EP Management Corp., formerly known as EaglePicher Corp., from August 2006 to September 2011. He was EaglePicher’s chief operating officer from June 2005 to July 2006, and served as CEO of Oxford Automotive from 2004-2005. He also serves on the boards of FairPoint Communications, Inc. and Flagstar Bank.

Scricco will serve on the corporate governance and nominating committee and will serve as chairperson of the organization and compensation committee. Treadwell will serve on the audit committee and finance and corporate strategy committee.

About Visteon

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior and electronics products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 28 countries and employs approximately 22,000 people. Learn more at www.visteon.com.

Contacts:

Media:

Jim Fisher

+1-734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

+1-734-710-2603

sdeitz@visteon.com